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CONSULTING AGREEMENT
CONSULTING AGREEMENT (“Agreement”) dated as of October 30, 2015 by and between ENERSYS, a Delaware corporation having its principal place of business at 2366 Bernville Road, Reading, Pennsylvania 19612 (“Company”), and RICHARD W. ZUIDEMA, an adult individual with an address at 1932 Wickford Place, Wyomissing, Pennsylvania 19610 (“Consultant”).
Consultant has heretofore served as the Executive Vice President and Secretary of Company pursuant to an agreement entered into November 9, 2000, as amended (the “Prior Agreement”). Consultant has elected to retire from employment with the Company effective as of December 31, 2015 (the “Separation Date”). The Company desires to engage Consultant as a consultant to Company effective as of January 1, 2016 (the “Effective Date”), and Consultant desires to accept such engagement, on the terms and conditions set forth in this Agreement in order to retain Consultant’s experience and expertise with respect to Company given his long service to Company and to provide an orderly transition.
NOW THEREFORE, the parties hereto agree as follows:
1. Engagement.
(a) Description of Duties; Reporting. During the Consulting Period (as defined in Section 2), Consultant agrees to provide such advisory and transition services for Company as may be reasonably requested by the Chief Executive Officer of Company (“CEO”) (collectively, the “Services”).
(b) Independent Contractor. Consultant is performing the Services as an independent contractor. Consultant will be solely responsible for the filing all tax returns and payment of all taxes imposed with respect to the Services. Consultant shall not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit or compensation plan by reason of Consultant’s Services pursuant to this Agreement.
2. Term of Engagement.
(a) Consulting Period. Consultant’s engagement shall be for a period of eighteen (18) months commencing on the Effective Date and ending on June 30, 2017 (the “Consulting Period”); provided, however, that CEO and the Consultant may agree, prior to the expiration of the Consulting Period (as may be extended from time to time), to extend this Agreement for a mutually agreed upon period thereafter.
(b) Termination. In the event of Consultant’s death following the date hereof and prior to payment of all amounts due to Consultant hereunder, any amounts remaining to be paid to Consultant shall be automatically accelerated and paid to Consultant’s estate in a lump sum cash payment within thirty (30) days following the date of Consultant’s death.
3. Consulting Compensation.
(a) Compensation. In consideration of Consultant’s performance of the Services, Company will pay Consultant at the fixed rate of Thirty‑Five Thousand Dollars

($35,000.00) per month (pro‑rated for any partial months of service) (the “Consulting Fee”) during the Consulting Period commencing on January 31, 2016 and continuing on the last day of each successive month thereafter until and including the last day of the Consulting Period.
(b) Expense Reimbursement. During the Consulting Period, Consultant will be entitled to receive reimbursement from Company for all reasonable, ordinary and necessary out‑of‑pocket expenses incurred by Consultant in connection with the performance of the Services (including, but not limited to, reimbursement for travel and reasonable entertainment expenses), but only to the extent that such expenses are reimbursable in accordance with Company’s current policies and procedures.
(c) Office and Secretarial Support. During the Consulting Period, Company will provide Consultant with access to secretarial and IT support as appropriate and office space.
(d) Fiscal Year 2016 Management Incentive Plan Payment. Consultant will receive his current cash bonus award, if one is owed, under the EnerSys 2016 Management Incentive Plan (the “MIP”) at the same time and on the same basis as other participants in the MIP; provided, however, that such amount (if any) shall be reduced on a pro‑rata basis based on the number of calendar days Consultant was not employed by Company as an employee during the fiscal year ending March 31, 2016.
(e) No Other Compensation; Etc. Company will not provide Consultant with any benefits or compensation other than as specifically set forth in this Section 3.
4. Protection of Company’s Interests.
(a) Confidentiality. Consultant will not at any time, except in performance of his obligations to Company hereunder or with the prior written consent of Company, directly or indirectly, reveal or disclose to any Person (as hereinafter defined in Section 14) (other than Company, or its employees, officers, directors, or agents), or use for his own benefit or the benefit of any other Person, any information deemed to be confidential by Company or its subsidiaries and other affiliates (collectively, the “Affiliates”) (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of Company or any of its Affiliates, including, without limitation, any information concerning past, present or prospective customers, research and development efforts, manufacturing processes, marketing, operating or financial data, or other confidential information used by, or useful to, Company or any of its Affiliates and known (whether or not known with the knowledge and permission of Company or any of its Affiliates and whether or not at any time prior to date of this Agreement developed, devised, or otherwise created in whole or in part by the efforts of Consultant) to Consultant by reason of his engagement as a Consultant hereunder or his employment by, shareholdings in or other association with, Company or any of its Affiliates. Consultant further agrees that he will retain all copies and extracts of any written Confidential Information acquired or developed by him during any such engagement, employment, shareholding or association in trust for the sole benefit of Company, its Affiliates and their successors and assigns. Consultant further agrees that he will not, without the prior written consent of Company, remove or take from Company’s or any of its Affiliate’s premises (or if previously removed or taken, he will promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of Company, Consultant shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 4(a). The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, Consultant. Consultant’s agreements set forth in this Section 4(a) regarding Confidential Information are independent of, and in addition to, his agreements set forth in Sections 4(b), 4(c), 4(d) and 4(e) hereof and shall not be construed either to enlarge or to contract the scope of such other agreements.
(b) Competing Business. In consideration of Company’s agreement to pay the Consulting Fee and to provide the other compensation and rights set forth in Sections 3 and 7 hereof, during the Consulting Period and for twelve (12) months following any termination of services (other than a termination due to death), Consultant will not, without the prior written consent of Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business in the Americas, Europe, Middle East or Asia, or in any other geographic area throughout the world (i) in which Company or any of its Affiliates has engaged in any of the activities that comprise a Competing Business during Consultant’s employment, or (ii) in which Consultant has knowledge of Company’s plans to engage in any of the activities that comprise a Competing Business (including, without limitation, in any area in which any customer of Company or any of its Affiliates may be located); provided, however, that the provisions of this Section 4(b) shall apply solely to those activities of a Competing Business, with which Consultant was personally involved or for which Consultant was responsible while employed by Company or its Affiliates during the twelve (12) month period preceding termination of the Participant’s employment. This Section 4(b) shall not be violated, however, by Consultant’s investment of up to One Hundred Thousand Dollars ($100,000.00) in the aggregate in one or several publicly‑traded companies that engage in a Competing Business. For purposes of this Agreement, the term “Competing Business” has the meaning set forth in the Second Amended and Restated EnerSys 2010 Equity Incentive Plan (the “Second A&R 2010 Plan”) as of the date hereof.
(c) Solicitations; etc. In consideration of Company’s agreement to pay the Consulting Fee and to provide the other compensation and rights set forth in Sections 3 and 7, as a separate and independent covenant, during the Consulting Period and for twelve (12) months following any termination of services (other than a termination due to death), Consultant will not engage in any Wrongful Solicitation. For purposes of this Agreement, the term “Wrongful Solicitation” has the meaning set forth in the Second A&R 2010 Plan as of the date hereof.
(d) Exclusive Property. Consultant confirms that all Confidential Information is and shall remain the exclusive property of Company and its Affiliates. All business records, papers and documents kept or made by Consultant relating to the business of Company or its Affiliates shall be and remain the property of Company and its Affiliates.
(e) No Disparagement. Company will not cause or permit any member of its Board of Directors or any of its officers to make, and Consultant will not make or cause to be made, either orally or in writing or directly or indirectly, any disparaging or defamatory statement or allegation with respect to (i) the other party hereto (including, with respect to Company, any of its directors, officers or employees), (ii) this Agreement or (iii) any of the transactions contemplated by this Agreement.
5. Remedies; Forfeiture of Options; Etc.
(a) Consultant acknowledges that Company’s remedy at law for a breach of any of the provisions of Section 4 hereof would be inadequate. Accordingly, in the event of a breach by Consultant of any provision of Section 4 hereof, in addition to its remedies at law, Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy then available. In the event of any such breach, at the election of Company, all rights of Consultant under Section 3 hereof shall thereupon terminate and the provisions of Section 5(b) hereof shall also apply. If by reason of Consultant’s breach of any of the covenants or agreements set forth in this Agreement, Company resorts to the courts for their enforcement, or if such covenants or agreements are otherwise the subject of litigation between the parties, then the term of such covenants and agreements shall be extended for a period of time equal to the period of any such breach.
(b) In the event that Consultant breaches any of the covenants set forth in Section 4 hereof at any time during the Consulting Period (or during the 12‑month period following the Consulting Period, if applicable pursuant to Section 4), then:
(i) all outstanding unvested equity‑based awards will be immediately cancelled and forfeited without any payment;
(ii) all (A) vested, unexercised options and (B) other equity‑based awards that are vested but not yet settled, will be immediately cancelled and forfeited; and
(iii) If any Affected Shares (as defined below) were disposed of (for or without receipt of value) during or following the Consulting Period, Consultant, upon written demand from Company, shall immediately pay to Company the gross Fair Market Value of such Affected Shares (as determined as of the date of the disposition of such Affected Shares) less the option price (if any) paid by Consultant for any such Affected Shares, on a pre‑tax basis. The term “Affected Shares,” as used in this Agreement, shall mean all shares of the Company’s common stock which were issued to Consultant during the Consulting Period as a result of either (1) the vesting of any equity awards or (2) Consultant’s exercise of any options, in either case that were eligible to continue to vest on account of Consultant’s retirement and resignation from Company. The term “Fair Market Value,” as used in this Agreement, shall have the meaning ascribed to it in the Second A&R 2010 Plan as of the date hereof.
6. Reformation. Company and Consultant have carefully read and considered the provisions of Section 4 hereof, and having done so, acknowledge that the restrictions set forth in Section 4 hereof are fair and reasonable. However, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 4 hereof is an unreasonable or otherwise unenforceable against Consultant, the provisions of Section 4 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.
7. Change in Control. Upon a termination of Consultant’s engagement hereunder without Cause following or in connection with a Change in Control (each term as defined in the Second A&R 2010 Plan as of the date hereof), then Company shall pay Consultant upon such termination a lump sum in cash equal to the product of (i) the Consulting Fee and (ii) the number of months remaining, including any pro‑rata portion, in the Consulting Period at such time.
8. Assignment. This Agreement shall not be assignable or delegable by either party, except by Company to any successor in interest to Company’s business, or to any present or future Affiliate of Company.
9. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes any prior written or oral arrangements with respect to Consultant’s prior employment relationship with Company or Consultant’s engagement as a consultant by Company or any of its Affiliates. Notwithstanding the foregoing, Company and Consultant acknowledge that this Agreement shall not alter or affect, or be deemed or construed to alter or affect, any of their respective rights and obligations which continue under the Prior Agreement or any equity award following Consultant’s voluntary resignation and retirement from employment under the Prior Agreement.
10. Successors, Binding Agreement. Subject to the restrictions on assignment set forth herein, this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, (a) Consultant and (b) Company and its successors and permitted assigns.
11. Validity; Severability. The provisions of this Agreement will be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
12. Applicable Law; Consent to Jurisdiction; Etc.. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflict of laws. Any legal action, suit or proceeding arising out of or relating to this Agreement will be instituted in either the Court of Common Pleas, Berks County, Pennsylvania or the U.S. District Court for the Eastern District of Pennsylvania, in Philadelphia, Pennsylvania, and each party (a) irrevocably waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding and any claims that such action, suit or proceeding has been brought in an inconvenient forum, and (b) irrevocably submits to the exclusive jurisdiction of such court. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided herein.
13. Headings. The headings of the Sections of this Agreement are for convenience only and shall not affect the meaning of any of the provisions hereof.
14. Miscellaneous. For purposes of this Agreement, the term “Person” shall mean an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust or other unincorporated organization, a joint stock company or similar organization, a government or any political subdivision thereof, or any other legal entity.
15. Notices Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be given by registered or certified mail, postage prepaid with return receipt requested, to the residence of Consultant at the address set forth in the introductory paragraph of this Agreement, or hand delivered to Consultant, in the case of notices to Consultant, and by registered or certified mail, postage prepaid with return receipt requested to the principal office of Company, in the case of notices to Company. Notices to Company shall not be effective unless given to Company at P.O. Box 14145, 2366 Bernville Road, Reading, PA 19605, Attention: Chief Executive Officer.
16. ADEA Waiver and Release.
(a) In consideration for the payments and benefits described in this Agreement, which Consultant is not otherwise entitled to receive, Consultant specifically and voluntarily waives all rights and/or claims under the ADEA, the OWBPA, and the corresponding age discrimination provisions under Pennsylvania law (collectively, the “ADEA Provisions”) which Consultant has or might have against any of the Company Released Parties to the extent such rights and/or claims arose prior to the date this Agreement was executed. Consultant understands that rights or claims under the ADEA Provisions which may arise from events occurring after the date this Agreement is executed are not waived by him.
(b) Consultant is advised to consider the terms and provisions of this Agreement carefully and to consult with or seek advice from an attorney of his choice or any other person of his choosing prior to executing this Agreement.
(c) Consultant is informed and understands that he has twenty‑one (21) days within which to consider his waiver of rights under the ADEA Provisions.
(d) Consultant has carefully read and fully understands all of the terms and provisions of this Agreement, and he knowingly and voluntarily agrees to all of the terms and provisions set forth in this Agreement.
(e) In entering into this Agreement, Consultant is not relying on any representation, promise, assurance or inducement made by any Company Released Party, with the exception of those matters set forth or described in this Agreement.
(f) The twenty‑one (21) day review period contained in Section 16(c) will not be affected or extended by any revisions which might be made to this Agreement.
(g) Consultant may rescind this Agreement by delivering written notice of such rescission to CEO pursuant to Section 15 within seven (7) days after he executes this Agreement.
17. Indemnification. Company represents and warrants that the Indemnification Agreement by and between the Consultant and Company dated as of November 1, 2014 (the “Indemnification Agreement”) will remain in full force and effect following the Separation Date, in accordance with its terms. Company and the Consultant agree to amend, effective as of the Effective Date, the Indemnification Agreement to indemnify the Consultant with respect to his performance of the Services under this Agreement to the same extent and subject to the same terms and conditions of the Indemnification Agreement as if the Services had been performed as an officer of Company.
18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same agreement. Any party to this Agreement may deliver an executed counterpart hereof by facsimile transmission or electronic mail (as a portable document format (PDF) file) to the other party hereto and any such delivery shall have the same force and effect as any manual delivery of an executed counterpart of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ENERSYS

By        /s/ John D. Craig
Name: John D. Craig
Title: Chairman & CEO

/s/ Richard W. Zuidema
Richard W. Zuidema